                                                                   EXHIBIT 10.29

                                                            September 7, 1995





Mr. T. M. Cook

Dear Tom,

This letter will confirm our mutual understanding relating to your compensation and benefits arrangements relative to your employment and retirement from American Airlines, Inc., a subsidiary of AMR Corporation (collectively, "AMR", "American", the "Company" or the "Corporation").

Assignment

You will be expected to perform the duties of President SABRE Decision Technologies through October 31, 2000. Effective November 1, 2000, this agreement will terminate.

AMR, at is discretion, may remove you from your position as President SABRE Decision Technologies prior to October 31, 2000. In the event of such removal, you will be retained as an employee, available for consulting services at management's request, through October 31, 2000. Effective November 1, 200, this agreement will terminate. While performing the duties of President SABRE Decision Technologies or serving as a consultant at management's request, you will be expected to perform your assignment with the same level of dedication and commitment that you have demonstrated to the present. In return, you will be provided the compensation and benefits described in this agreement.

This agreement may be terminated by AMR for cause at any time and such termination shall be effective immediately. For purposes of this agreement, "cause" shall mean (i) gross dishonesty or wilful misconduct that is directly and materially harmful to the Corporation or its affiliates, (ii) your conviction, or failure to defend charges, of a felony or (iii) your material breach of any of the terms of this agreement. Should a material breech of any of the terms of this agreement occur, the Corporation shall allow a 15 day grace period, beginning the date of notification, for the remedy of such material breech prior to the termination of this agreement for cause.

Cash Compensation

Your base salary will be reviewed on an annual basis, in conjunction with the Company's overall annual review of the case compensation paid to its officers. During this term of this agreement, adjustments to your annual base salary, if any, shall be based upon your individual performance. The amount of such annual performance-based adjustments, if any, shall be determined utilizing the same criteria as applied to other officers for the purposes of determining their, respective, annual performance-based adjustments, if any.

In addition, during the term of this agreement, you shall continue to be eligible to receive annual Performance Returns payments which are based on a specified performance bearing percentage of your Career Equity shares.

Incentive Compensation Award

You will continue to participate in the SABRE Group Variable Compensation Plan during the term of this agreement and be eligible to receive an annual award (or pro rata award for partial years of service), if any is paid.

Should this agreement be terminated prior to November 1, 2000 by AMR due to your death or disability, AMR shall have no obligation to continue monthly base salary payments, annual Performance Returns or annual awards, if any, payable from the SABRE Group Variable Compensation Plan (excluding a pro rata award which may be payable for a partial year's service).

Deferred Compensation

Our records indicate that you elected to defer compensation under the Company's's deferral plan. Your balances as of December 31, 1994 and your payment elections are reflected below:

                    Balance         Number of          Payment           Date Payments
      Year        @ 12/31/94         Payments         Frequency              Begin
      ----        ----------         --------         ---------              -----
      1983          $29,680             5              Annual            Upon Retirement

      1986           21,835            180             Monthly           Upon Retirement
                    -------

         Total      $51,515

Funds remaining on account with the Company will continue to earn the credited rate of interest during your employment period.

Stock Based Compensation

a)       Career Equity Shares

         You will be awarded a special retention grant of 6,500 Career Equity Shares. Your award will be dated April 24, 1995, the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors. The vesting of your award shall be governed by the terms of the AMR Corporation 1988 Long Term Incentive Plan.

b)       Stock Options

         You will be awarded a stock option grant of 13,000 shares of AMR Common Stock under the Corporation's Stock Option Program. Your option grant will be priced at $65.0625 per share, the average price of AMR common stock on April 24, 1995 (the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors). Shares shall vest in five equal annual installments beginning one year after the grant date.

         On an annual basis thereafter, during the term of this agreement, you will be awarded a stock option grant of 13,000 shares of AMR Common Stock under the Corporation's Stock Option Program as follows:

                       Grant Date               Shares
                       ----------               ------
                     April 24, 1996             13,000
                     April 24, 1997             13,000
                     April 24, 1998             13,000
                     April 24, 1999             13,000
                     April 24, 2000             13,000


         Shares shall vest in five equal annual installments beginning one year after the grant date.

         Your existing Stock Options will continue to vest during your employment period. You will continue to be eligible to exercise your vested options under the rules of the Cashless Exercise Program during your employment period. All Stock Option awards are governed under the rules of the AMR Corporation 1988 Long Term Incentive Plan.

c)       Restricted Stock

         You will be awarded 700 shares of AMR Common Stock under the Corporation's Restricted Stock Program. Your award will be dated April 24, 1995, the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors. Restrictions on the 700 shares will be lifted on April 24, 1998.

         On an annual basis thereafter, during the term of this agreement, you will be awarded 700 shares of AMR Common Stock under the Corporation's Restricted Stock Program as follows:

                             Grant Date           Shares
                             ----------           ------
                           April 24, 1996           700
                           April 24, 1997           700
                           April 24, 1998           700
                           April 24, 1999           700
                           April 24, 2000           700

         Restrictions on the shares will be lifted three years subsequent to the date of each respective grant.

         Restrictions will be lifted on existing Restricted Stock awards as follows:


                      Maturity Date       Shares
                      -------------       ------
                    July 26, 1995           750
                    July 26, 1996           500
                    July 25, 1997           400


         The shares will be valued for tax purposes and delivered to you on the above dates. All Restricted Stock awards are governed under the rules of the AMR Corporation 1988 Long Term Incentive Plan.

d)       Performance Shares

         You will be awarded 2,200 shares of AMR Common Stock under the Corporation's 1995-97 Performance Share Plan. Shares granted under the 1995-97 plan will vest on a pro rata basis and will be paid within 90 days following the end of the measurement period (12/31/97), subject to the Corporation's performance. Your award will be dated April 24, 1995, the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors.

d)       Performance Shares

         On an annual basis thereafter, during the term of this agreement, you will be awarded 2,200 shares of AMR Common Stock under the Corporation's Performance Share Program as follows:

                           Grant Date            Shares
                           ----------            ------
                         April 24, 1996          2,200
                         April 24, 1997          2,200
                         April 24, 1998          2,200
                         April 24, 1999          2,200
                         April 24, 2000          2,200

         Shares awarded under each grant will vest on a pro rata share basis and will be paid within 90 days following the end of each respective three-year measurement period, subject to the Corporation's performance.

         Existing Performance Share awards shall vest as follows:


                        Maturity Date               Shares
                        -------------               ------
                      December 31, 1995              1,000
                      December 31, 1996              1,600


         Existing Performance Share awards shall continue to vest on a pro rata basis and will be paid within 90 days following each respective maturity date, subject to the Corporation's performance. All Performance Share awards are governed under the rules of the AMR Corporation 1988 Long Term Incentive Plan.

e)       General

         AMR reserves the right to convert the aforementioned existing and future stock awards granted under the AMR Corporation 1988 Long Term Incentive Plan, to awards of equal economic value granted under the SABRE Group Long Term Incentive Plan.

         Should this agreement be terminated a) by AMR for cause or b) due to your death or disability, vesting of stock based compensation shall be governed by the terms of the AMR Corporation 1988 Long Term Incentive Plan.

Pension Benefits

Your entry date into the Retirement Benefit Plan (RBP) was July 1, 1983 and you are 100% vested. During your employment period, you will continue to accrue credited service and pensionable earnings in the RBP. Your pension benefits will be payable from two sources - the RBP and the Supplemental Executive Retirement Program (SERP).

The RBP is based upon final average salary and years of credited service while the SERP takes into account Incentive Compensation and Performance Returns in the calculation of your pension benefits. The SERP also pays benefits not payable out of the RBP due to IRS limitations on pensionable earnings and on the amount of an annual pension benefit which can be paid out of a tax-qualified retirement plan.

Super Save 401(k) Plan

You may continue to participate in the Super Saver Plan and move investments among the available funds under the provisions of the plan during your employment period.

In accordance with plan provisions, you may commence a distribution upon reaching age 59 1/2 or retirement, whichever occurs first. Alternatively, you may elect to leave your funds in your account. As such, you may continue to transfer your funds among the available investment options on a quarterly basis by giving notice to Super Saver Plan Headquarters in accordance with plan procedures. However, you must begin receiving your benefit no later than 70 1/2 or you will incur a substantial tax penalty under the current tax laws.

Insurance Coverages

a)       Health Benefits Coverage

         You will continue to be covered under the Flexible Benefits program during your employment period. Your benefit pay will continue and deductions will be taken each pay period based on the options you elected. Additionally, you will be able to change your options in accordance with the plan provisions during each annual enrollment period.

b)       Supplemental Medical Coverage

         You may continue the annual Supplemental Medical coverage you have purchased for yourself under the Flexible Benefits during your employment period. Additionally, you will be able to change your options in accordance with the plan provisions during each annual enrollment period.

c)       Group Term Life Insurance Coverage

         Your Group Term Life Insurance coverage will continue under the Flexible Benefits program during your employment period under the same provisions as your health coverage.

d)       Long Term Disability Coverage (LTD)

         Your Long Term Disability coverage will continue under the Flexible Benefits program and deductions will continue to be taken from your pay during your employment period.

e)       Accidental Death and Dismemberment Coverage (AD&D)

         Your Accidental Death and Dismemberment coverage will continue under the Flexible Benefits program and deductions will continue to be taken from your pay during your employment period.

f)       Management Personal Accident Insurance Coverage

         Company paid Management Personal Accident Insurance coverage of three times your annual salary (up to $1,000,000) will continue during your employment period.

g)       General

         Should you fail to make timely payment for any of the aforementioned insurance coverage or for your pass travel (explained below) or should you fail to observe the rules related to pass travel, AMR reserves the right to terminate such insurance coverages and pass travel, as the case may be.

Split Dollar Life Insurance Policy

The Company will continue to advance the annual premiums on your policy for the lesser of your lifetime or your attainment of age 65. Upon reaching age 65, the Company will recover the amount of premiums previously paid by it and release the policy to you.

No action is required on your part at this time.

Pass Travel

You, your spouse and your dependent children will retain your A-2 travel privileges during your employment period, to the extent such privileges continue to be made available to retired officers of the Company.

Credit Union

You may retain your membership in the Credit Union during your employment period. As such, you may continue to make contributions to your account or make payroll deducted loan payments, if any, through the end of your employment period.

Leased Automobile

To the extent such benefits continue to be made available to officers of the Company, you may continue to use the automobile currently leased by American Airlines for you during your employment period. After the completion of the 36th month of the lease, on August 1, 1997, you may elect to:

         1. Turn in the automobile you currently operate and, to the extent such benefits continue to be made available to officers of the Company, select another vehicle under American's executive automobile program.

         2. Purchase the vehicle you currently operate for 90% of the fair market value on he date of purchase, less your proportionate share of any gain that American may realize on the sale. Should you elect to purchase the vehicle that you currently operate, to the extent such benefits continue to be made available to officers of the Company, you will be eligible to select another vehicle under American's executive automobile program.

         3. Continue to operate the vehicle currently leased to you until the earlier of your retirement or such time that you wish to pursue options one or two above.

Additionally, in conjunction with a vehicle replacement, you may turn in your car telephone or purchase it at the fair market value established at the time of purchase.

Club Memberships

To the extent such benefits continue to be made available to officers of the Company, you may continue using your Corporate Club Membership (Las Colinas Sports Club) and honorary Admirals Club membership during your employment period.

Financial and Tax Planning

To the extent such benefits continue to be made available to officers of the Company, the Company will continue to pay for your financial and tax planning services, to the extent of our reimbursement policy, through the end of your employment period.

Company Property

All company property, including but not limited to home computer equipment laptop computer, home fax machine, A T & T telephone card, Corporate American Express Card, building entry cards and company identification cards, except your travel cards, should be returned to American Airlines Executive Compensation at the end of your employment period.

Transitional Cooperation

You agree to execute any and all documents and to take any and all action which AMR may reasonably request to effect the transition of your duties and responsibilities prior to the end of your employment period. You further agree to make yourself available and to cooperate in connection with any litigation involving the Corporation, in which you may be requested as a witness. Reimbursement of out-of-pocket expenses will be provided by the Corporation.

Obligations

As consideration for the compensation and other benefits and privileges described in this agreement, you agree that you will not, without prior written approval of AMR, which may be withheld at AMR's sole discretion, provide services as an executive or consultant:

a) during the term of this agreement and for a period of five years after the termination of this agreement, to any of the following Computer Reservation Systems (CRS) or any subsidiary or affiliate of the following CRS's: Abacus, Amadeus, Gallileo, SystemOne or Worldspan, or any successor thereof; or during the term of this agreement and for a period of three years after the termination of this agreement, to any US-based airline with revenues in excess of $1 billion or any subsidiary or affiliate of such US-based airline.

a) Subsidiary or affiliate means, with respect to any entity, any other entity directly or indirectly controlling, or controlled by, or under common control with, such entity. For purposes of this definition, "control" (including "controlled by" and under "common control with") means the direct or indirect ownership of at least 50% of the equity or voting rights of an entity or the power to direct, or to cause the direction of, the management and policies of such an entity whether through the ownership of voting interests, by contract or otherwise. The term "entity" shall include a natural person, corporation, partnership, limited liability company, joint venture, association or other organization.

         Should you be retained as an executive or consultant by any of the above mentioned CRS's, or a subsidiary or affiliate of any such CRS or by any U.S.-based airline with revenues in excess of $1 billion, or a subsidiary or affiliate of such an airline, without the prior written approval of AMR, this agreement shall terminate and all remaining cash, stock-based compensation and benefits and privileges provided for within this agreement shall be forfeited, to the extent permitted by law.

b) you will not directly or indirectly induce any employee or independent contractor of AMR, its subsidiaries, any of its affiliates (whether or not now existing) or any company in which AMR or American has an ownership interest to terminate such relationship without the prior written consent of AMR or American.

c) you will not in any way disparage or otherwise harm or bring discredit to AMR, its subsidiaries or any of its affiliates, agents, current or former employees, officers or directors, or divulge to any party at any time any confidential, proprietary or trade secret data of or relating to AMR, its subsidiaries or any of its affiliates, including the existence of and or the terms of this agreement.

We agree that AMR, its subsidiaries and its affiliates will not disparage or otherwise harm or bring discredit to you.

Confidentiality

You acknowledge that all material and information about or the property of AMR, its affiliates or any of their officers or directors, which has or will come into your possession or knowledge in connection with this agreement or in connection with your employment by American or AMR includes certain confidential and proprietary data and you agree to hold such material and information in strictest confidence. You agree not to make use of such confidential material and information other than for the performance of this agreement and not to release or disclose such data to any other party during the term of this agreement or at any time thereafter.





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
Indemnification

AMR Corporation will extend its indemnity against liabilities incurred by you as a result of any legal proceedings in which AMR may become involved, which you may be a party to and which may pertain to your employment by American or AMR prior to the date hereof or hereunder.

Additional Understandings

This agreement contains the entire agreement between you and AMR with respect to your compensation and benefits arrangements relative to your employment with the Corporation. To the extent there is anything to the contrary contained in any other agreement between you and the Corporation, this agreement shall control. This agreement is governed by the laws of the State of Texas. To the extent any provision of this agreement is deemed unenforceable, the remainder of the provisions will remain in full force and effect.

Please sign and return one copy of this letter agreement to indicate your concurrence with the above arrangements, and your release of AMR, its subsidiaries, affiliates, agents, current and former employees, officers and directors from any and all claims for relief of any kind with respect to your employment prior to the date hereof or hereunder, including, but not limited to, any and all claims of discrimination of any kind, other than claims relating to death, disability, or health insurance reimbursement. In return, AMR agrees to release you from any and all claims for relief of any kind with respect to your AMR employment prior to the date hereof or hereunder.

                                        Very truly yours,

                                        /s/ Michael J. Durham





Accepted and Agreed:



/s/ Thomas M. Cook                         September 7, 1995
- --------------------------------------     ------------------------------------
Thomas M. Cook                             Date





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